UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Watsco, Inc.

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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 4, 2018

Time:	9:00 a.m., Eastern Daylight Time

Place:	University Club 1 West 54th Street New York, New York 10019

Purpose:	1. For our holders of Common stock to elect two directors and for our holders of Class B common stock to elect three directors.

2. To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

4. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 6, 2018.

Proxy Voting:	Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Senior Vice President and Secretary

April 27, 2018

This is an important meeting, and all shareholders of record as of April 6, 2018 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on Proposals 1 or 2 in this Proxy Statement without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of Proposals 1 or 2 contained in this Proxy Statement.

*	To be voted on at the meeting

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 4, 2018

The Company’s 2017 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 6, 2018, which entitles you to vote those shares at our 2018 annual meeting of shareholders. Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 27, 2018. Shareholders should review the information contained in this Proxy Statement together with our 2017 Annual Report, which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 4, 2018, at 9:00 a.m., Eastern Daylight Time at the University Club, 1 West 54th Street, New York, New York 10019.

Who may attend the annual meeting?

Shareholders of record as of April 6, 2018 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit and (3) valid photo identification.

What is the purpose of the annual meeting?

Our 2018 annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect (i) Steven Rubin to serve as a director until our 2019 annual meeting of shareholders, or until his successor is duly elected and qualified and (ii) George P. Sape to serve as a director until our 2021 annual meeting of shareholders, or until his successor is duly elected and qualified; and

b.	for the holders of Class B common stock to elect (i) Brian E. Keeley to serve as a director until our 2019 annual meeting of shareholders, or until his successor is duly elected and qualified and (ii) Aaron J. Nahmad and Albert H. Nahmad to serve as directors until our 2021 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP (referred to as KPMG) as our independent registered public accounting firm for the 2018 fiscal year.

4.	To vote on such other business, if any, as may properly come before the meeting.

Who may vote?

The Board set April 6, 2018 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 32,054,630 shares of our Common stock and 5,313,683 of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share, and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. To vote by mail, simply mark, sign and date your proxy card and return it in the enclosed envelope. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your brokerage firm, bank, trustee or other nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your broker, bank or other nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2018 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of a non-binding advisory resolution regarding the compensation of our named executive officers;

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2018 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of Common stock and Class B common stock representing a majority of the combined voting power of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

As of the record date, our directors and executive officers and entities affiliated with these persons owned (i) Common stock representing 0.8% of the outstanding shares of Common stock and (ii) Class B common stock representing 89.7% of the outstanding shares of Class B common stock, which together represent 56.2% of the aggregated combined voting power of all shares of common stock entitled to vote at the annual meeting and thus constitute a quorum. We believe that such persons and entities will vote all of their shares of Common stock and Class B common stock in favor of all proposals set forth in this Proxy Statement.

If less than a majority of the combined voting power of the outstanding shares of Common stock and Class B common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Amended and Restated By-Laws, if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast in favor of such nominee’s election.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee. Shareholders do not have the right to cumulate their votes for directors.

Approval of a Non-Binding Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that the number of votes cast at the annual meeting in favor of the resolution exceeds the number of votes cast opposing the resolution.

Ratification of KPMG as our independent auditor

Under our Amended and Restated By-Laws, if a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal. As noted above, however, a properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner, and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify KPMG as our independent public accounting firm for the 2018 fiscal year. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include Proposals 1 and 2 described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal 1) and with respect to the non-binding advisory resolution (Proposal 2) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors or with respect to the non-binding advisory resolutions.

If any other routine matters are properly brought before the annual meeting in addition to Proposal 3, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications to serve as directors, are set forth below.

Name	Age	Position
Cesar L. Alvarez	70	Class B Director and Co-Vice Chairman of the Board
Denise Dickins	56	Class B Director
Jason Epstein	44	Common Director
Barry S. Logan	55	Senior Vice President & Secretary
Ana M. Menendez	53	Chief Financial Officer & Treasurer
Bob L. Moss	70	Class B Director and Co-Vice Chairman of the Board

Director Nominees (1)
Brian E. Keeley	73	Class B Director
Aaron J. Nahmad	36	President and Class B Director
Albert H. Nahmad	77	Chairman & Chief Executive Officer and Class B Director
Steven Rubin	39	Common Director
George P. Sape	73	Common Director

(1)	Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

Cesar L. Alvarez rejoined the Board in 2017 after having previously served as a Watsco director from 1997 to 2015. Mr. Alvarez is Senior Chairman of the international law firm of Greenberg Traurig, P.A. (“Greenberg”). He previously served as Greenberg’s Executive Chairman beginning in 2012, and as Greenberg’s Chief Executive Officer from 1997 until his election as Executive Chairman. During his 15 year tenure as Chief Executive Officer and Executive Chairman, he led the firm to become one of the top ten law firms in the United States by leading its growth from 260 lawyers to approximately 1,850 lawyers in more than 36 locations in the United States, Europe, Asia and Latin America. Mr. Alvarez brings significant entrepreneurial expertise, management experience and knowledge from his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies. He serves on the boards of Mednax, Inc. (chairman of the board and member of the executive committee), Fairholme Funds, Inc., Intrexon Corporation (chair of the nominating and governance committee) and the St. Joe Company (chair of the governance and nominating committee). Mr. Alvarez serves as our Co-Vice Chairman of the Board and is a member of the Strategy Committee.

Dr. Denise Dickins has served as a Board member since 2007. Since 2006, she has been employed by East Carolina University where she is a Professor of Accounting and Auditing where she teaches courses in Auditing and Corporate Governance. From 2002 to 2006, while earning her Ph.D., she was an instructor of various accounting courses at Florida Atlantic University. Prior to that, she was with Arthur Andersen LLP where she served in varying capacities from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor. Dr. Dickins has served on the board of directors of three other publicly traded companies including, in the last five years, Steiner Leisure Ltd. (chair of the audit committee and a member of the governance and nominating committee) until its sale in December 2015, and Great Lakes Dredge & Dock (chair of the audit committee) until resigning in October 2015. Dr. Dickins brings auditing, accounting, and corporate governance skills to the Board. She is the Lead Independent Director and serves as chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee.

Jason Epstein has served as a Board member since 2017. He is a private investor and business executive who currently is the principal owner and Executive Chairman of Daybreak Game Company (formerly Sony Online Entertainment Inc.). Prior to launching his own investment company, Mr. Epstein was the Managing Partner of Columbus Nova, a private equity firm which manages a variety of growth equity, private equity and fixed income assets, where he co-led the investment activities until 2017. Before joining Columbus Nova in 2001, Mr. Epstein founded eLink Communications, a provider of broadband, networking and application services, and served as its Chief Executive Officer. He also co-founded Chloe’s Soft Serve Fruit, which is sold in more than 10,000 stores nationwide. Mr. Epstein received a B.A. from Tufts University where he currently serves on its Board of Overseers. Mr. Epstein has served as a board member of Cyalume Technologies Holdings, Inc., a publicly-traded technology company, from 2008 until its sale in 2017. He also served as a board member of CIFC Corp., a publicly-traded debt manager specializing in U.S. corporate debt strategies, from 2010 until its sale in 2016 where he served as chair of its nominating & corporate governance committee. Mr. Epstein brings entrepreneurial skills, investment expertise, management experience, and technology insights to the Board. Mr. Epstein is a member of the Compensation Committee and Nominating & Governance Committee.

Barry S. Logan has served as our Senior Vice President since November 2003 and previously served as a Watsco director from 2011 to 2018. Mr. Logan served as Vice President of Finance and Chief Financial Officer from 1997 to October 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant. Mr. Logan was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial and other strategic activities during his 25-year career. He is also the principal contact with the institutional shareholder community and, as such, is the principal contact for engagement with our shareholders.

Ana M. Menendez has served as our Chief Financial Officer and Treasurer since November 2003, as Treasurer since 1998, and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant. Ms. Menendez supervises all financial and accounting aspects of the Company, including taxes, risk management, benefits, treasury and cash management, the Company’s system of internal control and other compliance activities. She also is the leader and principal contact for the Company’s banking relationships and actively participates at a senior level in a variety of strategic activities.

Bob L. Moss rejoined the Board in 2014 after having previously served as a director from 1992 to 2012. Mr. Moss is a dynamic leader and has built a successful career in the construction industry over the span of approximately 50 years. He is the Chairman and Chief Executive Officer of Moss & Associates LLC, founded in 2004, which has grown into one of the largest general contractors in the Southern United States with revenues of over $1 billion. Mr. Moss previously served as chairman of the board and Chief Executive Officer of Centex Construction Group, where he spent 23 years building Centex into the largest domestic general building contractor in the nation. Mr. Moss serves as our Co-Vice Chairman of the Board and is a member of the Nominating & Governance Committee. Mr. Moss brings entrepreneurial skills, business-building abilities, leadership development experience and a wealth of knowledge of the construction industry to our Board.

Director Nominees

Brian E. Keeley was appointed to the Board in March 2018. Mr. Keeley is the President and Chief Executive Officer of Baptist Health South Florida, Inc. (“Baptist Health”), the largest not-for-profit healthcare organization in South Florida, with 10 hospitals, a network of more than 50 outpatient facilities spanning four counties, and one of the largest international programs in the nation. Baptist Health is a $3 billion enterprise rated AA by Standard & Poors. Under his leadership, Baptist Health executed transformational technologies throughout its organization. Baptist Health has been rated among the “100 Best Companies to Work For” in America by Fortune magazine. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Board of Atlanta. He is a member of the Audit Committee and Strategy Committee. Mr. Keeley brings significant management, operational, financial, and technology execution skills to our Board.

Aaron J. (A.J.) Nahmad has served as the President of the Company since January 2016 and as a director since 2011. He served as Vice President of Strategy & Innovation from July 2010 until January 2016 and as Director of Global Business Development beginning in 2005. He holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. A.J. Nahmad has led the transformation of Watsco into a technology-enabled business. His promotion to President in January 2016 recognized this leadership and acknowledged the importance of the successful execution and adoption of these innovations across the Watsco enterprise. He is a member of the Strategy Committee.

Albert H. Nahmad has been the visionary founder and leader of Watsco for over 40 years, having served as our Chairman and Chief Executive Officer since 1972. Among his many contributions, Mr. Nahmad has been instrumental in the scaling of our business through acquisitions, the cultivation of strategic vendor relationships, and the development of Watsco’s entrepreneurial culture. In 1988 Mr. Nahmad made the decision to pivot the Company’s strategic focus from manufacturing to distribution of HVAC/R products. Since that time, Watsco’s market capitalization has grown from $22 million to $6.3 billion, and its 25-year compounded annual growth rate of total shareholder return has been 19.3%. With revenues exceeding $4 billion, Watsco has solidified its place as the industry leader and now has approximately 5,200 employees serving approximately 90,000 contractor customers through a branch network of 560 locations. He serves as chair of the Strategy Committee.

Steven Rubin was appointed to the Board in March 2018. Mr. Rubin is the Co-founder of Indiegogo, Inc., the global crowdfunding platform. Mr. Rubin is responsible for executing Indiegogo’s strategic growth initiatives, including its enterprise business, as well as blockchain and equity investing. Prior to co-founding Indiegogo in 2008, Mr. Rubin was a strategy consultant, working for nearly a decade on behalf of clients such as MasterCard and FedEx. He graduated with a B.S.E. from The Wharton School, University of Pennsylvania. Mr. Rubin is an innovative technologist who brings entrepreneurial, management, and strategic insights to the Board. He is a member of the Strategy Committee.

George P. Sape was appointed to the Board in 2015 and previously served as a Watsco director from 2003 to 2014. Mr. Sape retired in 2015 as the Managing Partner of Epstein Becker and Green, P.C., a New York-based law firm, after 29 years. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to a number of Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape also serves on the board of the University of Colorado School of Business. Mr. Sape is a member of the Audit Committee and Compensation Committee. Mr. Sape brings core leadership skills from his experience as the managing partner of a large law firm and consulting for Fortune 500 companies as well as his experience in governance matters and through private company directorships.

Corporate Governance

Overall Role of the Board. Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. The Board’s mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team, which is charged with the conduct of our business, and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy and assessing and managing risks.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad over the last 25, 10, and five years, annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis were 19.3%, 21.0%, and 20.6%, respectively, compared to average returns of the S&P 500 over these same periods of 3.6%, 3.7%, and 5.3%, respectively. The Board believes the Company’s track record of success reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting its challenges. As Chairman and CEO, he facilitates a strong collaboration between management and the independent members of the Board. The Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman and CEO.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Dr. Dickins. As Lead Independent Director, Dr. Dickins has the following duties and responsibilities:

•	advise the Chairman as to an appropriate schedule of Board meetings.

•	review and provide the Chairman with input regarding the agendas for the Board meetings.

•	preside at all Board meetings at which the Chairman is not present, including mandatory executive sessions of the independent directors, and apprise the Chairman of the issues considered.

•	be available for direct communication with the Company’s shareholders.

•	call meetings of the independent directors when necessary or appropriate.

•	perform such other duties as the Board may from time to time determine necessary.

Risk Oversight. As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including related risks, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession planning as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our named executive officers (referred to as NEOs), including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board strongly supports effective corporate governance and has consistently, over many years, developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Controlled Status. Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as the NYSE) because of our Chairman & CEO’s effective voting control of 52.3% of the combined voting power of our shares of common stock outstanding as of April 6, 2018; therefore, the Company is not required to comply with certain corporate governance policies required of other publicly-traded companies that are not controlled companies. For example, the Board is not required to be composed of a majority of independent directors, and the Company need not have a Compensation Committee or Nominating & Governance Committee.

However, the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders and, accordingly, has adopted a policy whereby (i) the Company’s Board is composed of a majority of independent directors and (ii) the Board has established both a Compensation Committee and a Nominating & Governance Committee, each of which is composed entirely of directors meeting the independence guidelines of the NYSE.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with applicable rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that each of the following directors and director nominees is independent under the NYSE guidelines: Cesar L. Alvarez, Dr. Denise Dickins, Jason Epstein, Brian E. Keeley, Bob L. Moss, Steven Rubin and George P. Sape.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2017. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee. To obtain copies of our Codes of Ethics and Conduct, please see “Corporate Governance Documents”, below.

Board Meetings. The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2017, the Board took action by unanimous written consent five times and held six meetings. In 2017, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors meet at regularly scheduled executive sessions without management present. All of our directors are encouraged to attend our annual meeting of shareholders and all attended in 2017.

Board Committees. During 2017, the Board maintained an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee. Each committee is composed entirely of directors meeting the independence guidelines of the NYSE. In March 2018, the Board formed a Strategy Committee. The Committees keep the Board informed of their respective actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that governs their duties and conduct, which are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current charters are available on our website at www.investors.watsco.com, under the caption “Committees of the Board of Directors” within the Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

The table below provides current committee membership information and the number of meetings held in 2017:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee (1)
Cesar L. Alvarez				X
Denise Dickins	Chair	Chair	Chair
Jason Epstein		X	X
Brian E. Keeley	X			X
Bob L. Moss			X
Aaron J. Nahmad				X
Albert H. Nahmad				Chair
Steven Rubin				X
George P. Sape	X	X
Number of Meetings Held	6	5	3	0

(1)	The Board formed the Strategy Committee on March 19, 2018.

Audit Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. The Audit Committee’s responsibilities include, but are not limited to:

•

overseeing and monitoring the integrity of our financial statements, our system of internal control over financial reporting, and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters.

•

appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	overseeing the activities of the Company’s internal audit function.

•	reviewing our annual audited financial statements, quarterly financial statements, regulatory filings, earnings announcements and other public announcements regarding our results of operations.

•	reviewing and approving related party transactions.

•	establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls or audit matters.

•	overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2017.

Compensation Committee. The Compensation Committee oversees our compensation programs, including equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	establishing an executive compensation philosophy for the Company.

•

designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that support the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	determining the CEO’s and President’s respective base salaries and incentive compensation arrangements.

•	reviewing, administering, interpreting and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	conducting the performance evaluations of the CEO and President.

•

considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	periodically reviewing and making recommendations to the Board with respect to director compensation.

Nominating & Governance Committee. Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	recommending for the Board’s approval nominees for election to the Board by our shareholders.

•	advising and making recommendations to the Board related to:

(i)	the composition and governance of the Board and its committees,

(ii)	the appointment of directors to committees of the Board, including chairpersons;

(iii)	compensation programs for non-management members of the Board in consultation with the Compensation Committee.

•	reviewing director independence with respect to continuing and prospective directors.

•	overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Committee.

•	evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance and overall board effectiveness.

•	making regular reports to the Board.

Strategy Committee. The newly-formed Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and confers with the Board regarding major opportunities, threats and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. To the extent they are candidates for re-election, the Nominating & Governance Committee considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time, their diversity of experience, and individual perspectives. When considering candidates as potential Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications when evaluating a director candidate:

•	commitment to representing the long-term interests of the Company’s shareholders.

•	entrepreneurial background including business-building skills.

•	technology savvy.

•	leadership ability, including leadership development experience.

•	personal and professional ethics, integrity and values.

•	practical wisdom and sound judgment.

•	finance and accounting knowledge.

•	familiarity with laws and regulations applicable to our business.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of the employee directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by Watsco’s shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our Second Amended and Restated Bylaws, and the general qualification and specific qualities and skills established by the committee for directors are described above.

Director Election – Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes.

Director Compensation. We have a Director Compensation Policy intended to attract, retain, and reward board members who are not employees of the Company, the terms of which are as follows:

•	an annual grant of 3,000 non-qualified stock options for Board service.

•	an additional annual grant of 1,000 non-qualified stock options for service on a Board committee; and

•	annual cash compensation for chairpersons of Board committees as follows: Audit $30,000; Compensation $20,000; and Nominating & Governance $10,000.

We do not provide any tax gross-ups to our non-management directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences. Employee directors do not receive any compensation for their service on the Board. The Nominating & Governance Committee reviews director remuneration along with the Compensation Committee and recommends to the Board any proposed changes to director compensation.

The following table sets forth the total compensation received by our non-management directors in 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Cesar L. Alvarez	—	$61,701	$61,701
David C. Darnell (2)	—	$61,701	$61,701
Denise Dickins (3)	$58,350	$92,551	$150,901
Jason Epstein	—	$46,276	$46,276
Steven R. Fedrizzi (4)	$8,350	—	$8,350
Bob L. Moss (5)	$5,000	$61,701	$66,701
George P. Sape (5)	$5,000	$92,551	$97,551

(1)	Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2017 Annual Report on Form 10-K.
(2)	Mr. Darnell resigned from the Board effective March 13, 2018.
(3)	Includes $50,000 for service as Chair of the Audit and Compensation Committees, and $8,350 as a member of a special committee assignment authorized by the Board, which ended on May 31, 2017.
(4)	Represents fee as a member of a special committee assignment authorized by the Board, which ended on May 31, 2017. Mr. Fedrizzi’s term as a director ended at the 2017 annual meeting.
(5)	Represents fee for service as Chair of the Nominating & Governance Committee.

The following summarizes stock option awards outstanding for each non-management director as of December 31, 2017:

Name	Outstanding Option Awards
Cesar L. Alvarez	4,000
David C. Darnell	5,000
Denise Dickins	19,500
Jason Epstein	3,000
Bob L. Moss	5,000
George P. Sape	8,333

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during the course of its meetings, including during sessions held by the Company’s non-management directors.

Minimum Stock Ownership Requirement for Directors and Officers. In an effort to align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	each director must own common stock or other equity of Watsco with a value of at least $100,000;

•	our CEO and our President each must own common stock or other equity of Watsco with a value of at least $1,000,000; and

•	other NEOs each must own common stock or other equity with a value of at least $250,000.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2017, all of our directors and NEOs satisfied these minimum requirements. The number of shares (or other equity instruments) held by our directors and NEOs as of December 31, 2017 is summarized in the Stock Ownership Table below.

Director Tenure & Refreshment. Directors may be re-elected at the end of each term. The Board has not established term limits as we believe that directors who have developed insight into Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors and director nominees, as of the date of this Proxy Statement, four have served on the Board for more than five years (Mr. Alvarez, Dr. Dickins, Mr. Moss and Mr. Sape), and three have served on the Board for less than five years.

Shareholder Proposals. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2019 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 28, 2018. Any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no later than March 6, 2019, or such proposal will be considered untimely. Such proposal must contain all of the information required by our Amended and Restated Bylaws. If a shareholder proposal is received after March 6, 2019, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2019 annual meeting of the shareholders.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including an annual investor day (during which directors, officers, and a variety of leaders attend and participate), investor meetings, analyst conferences, non-deal road shows, telephone conferences, headquarter visits and field-trips to our business units. Our overall philosophy is to provide consistent access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders. In 2017, we met with a majority of the institutions with investments in our Company and also communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares with long-term cliff-vesting as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to Investor Relations, info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the United States and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com (which can also be accessed via our website at www.investors.watsco.com, under the caption “Lead Director” within the Governance section). Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Corporate Governance Documents. Our website is at www.watsco.com. Please visit our investor relations website at www.investors.watsco.com under the section captioned “Governance” for the following:

•	Second Amended and Restated Articles of Incorporation and By-laws,

•	Corporate Governance Guidelines and Director Independence,

•	Codes of Ethics and Conduct, and

•	Committee Charters (Audit, Compensation and Nominating & Governance).

These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Certain Relationships and Related Person Transactions

At least annually we review all relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process by which related party transactions are subject to its review and approval.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•	the interests of all related persons in the transaction.

•	whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	whether the transaction is material and is beneficial to the Company.

•	the role the related person played.

•	the structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the following transactions using the criteria set forth above:

Moss & Associates LLC served as general contractor for the remodeling of our Miami headquarters, which was completed in 2018. Moss & Associates LLC has revenues in excess of $1 billion. Mr. Moss has served as its Chairman and Chief Executive Officer since its founding in 2004. He rejoined the Board as a director of the Company in 2014 and previously served as a director from 1992 to 2012. During 2017, payments made to Moss & Associates LLC for construction services totaled approximately $951,000, which Mr. Moss has indicated were not material to Moss & Associates LLC, nor did Mr. Moss have a direct or indirect material interest in such payments.

Greenberg Traurig, P.A. serves as our principal outside counsel for compliance and acquisition-related legal services. Greenberg Traurig, P.A. has revenues in excess of $1 billion. Mr. Alvarez, a director, is the Senior Chairman of Greenberg Traurig, P.A. During 2017, we paid Greenberg Traurig approximately $475,000 for services performed, and we anticipate this arrangement will continue. Mr. Alvarez has indicated this amount was not material to Greenberg Traurig, P.A., nor did Mr. Alvarez have a direct or indirect material interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities; (ii) each of our directors and director nominees; (iii) each of our named executive officers; and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as are required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 6, 2018. As of the record date, we had 32,054,630 shares of Common stock and 5,313,683 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Common stock Beneficially Owned(2)		Class B common stock Beneficially Owned(2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
BlackRock, Inc. (3)	3,628,080	11.3%	—	—	4.3%
The Vanguard Group (4)	2,560,551	8.0%	—	—	3.0%
T. Rowe Price Associates, Inc. (5)	2,072,770	6.5%	—	—	2.4%

Directors, Director Nominees and Named Executive Officers:
Albert H. Nahmad (6)	1,376	*	4,456,470	83.9%	52.3%
Aaron J. Nahmad (7)	2,874	*	155,695	2.9%	1.8%
Barry S. Logan (8)	127,407	*	108,037	2.0%	1.4%
Ana M. Menendez (9)	70,317	*	44,904	*	*
Cesar L. Alvarez (10)	2,667	*	—	—	*
Denise Dickins (11)	15,519	*	—	—	*
Jason Epstein (10)	2,000	*	—	—	*
Brian E. Keeley (12)	2,078	*	—	—	*
Bob L. Moss (13)	26,134	*	—	—	*
Steven Rubin	—	—	—	—	—
George P. Sape (14)	10,581	*	—	—	*
All directors, director nominees and named executive officers as a group (11 persons)(15)	260,953	*	4,765,106	89.7%	56.2%

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.
(2)

Percentages are based on 32,054,630 shares of Common stock and 5,313,683 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)

Based on Schedule 13G/A filed on April 6, 2018. BlackRock, Inc., a parent holding company, has sole dispositive power over 3,628,080 of such shares and sole voting power over 3,485,561 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	Based on Schedule 13G/A filed on February 9, 2018. The Vanguard Group, an investment advisor, has sole dispositive power over 2,560,551 of such shares, shared dispositive power over 17,879 of such shares, sole voting power over 16,816 of such shares and shared voting power over 3,324 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	Based on Schedule 13G filed on February 14, 2018. T. Rowe Price Associates, Inc., an investment advisor, has sole dispositive power over 2,072,770 of such shares and sole voting power over 413,845 of such shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 266,467 shares directly owned, (ii) 498,845 shares owned by various family-related trusts, (iii) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (iv) 26,030 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (v) 1,415,622 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vi) 756,560 shares issued under Restricted Stock Agreements held by the Albert H. Nahmad Revocable Trust, a trust over which Mr. Nahmad maintains effective control, (vii) 42,871 additional shares issued under Restricted Stock Agreements and (viii) 120,075 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc., a charitable organization over which Mr. Nahmad shares voting power as a member of its board with other family members.
(7)	The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse and (iii) 316 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 63,605 shares directly owned and (ii) 92,090 shares issued under Restricted Stock Agreements.
(8)	The number of shares of Common stock indicated consists of (i) 15,800 shares directly owned, (ii) 2,407 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.
(9)	The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,363 shares owned pursuant to the 401(k) Plan and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.
(10)	The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”).
(11)	The number of shares of Common stock indicated consists of (i) 7,519 shares directly owned and (ii) 8,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.
(12)	The number of shares of Common stock indicated consists of shares for which Mr. Keeley shares voting and dispositive power with his spouse.
(13)

The number of shares of Common stock indicated consists of (i) 10,000 shares for which Mr. Moss shares voting and dispositive power with his spouse, (ii) 10,000 shares owned by a trust controlled by Mr. Moss, (iii) 1,800 shares owned in an Individual Retirement Account, (iv) 1,000 shares owned by Mr. Moss’ spouse and (v) 3,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.

(14)	The number of shares of Common stock indicated consists of (i) 8,581 shares directly owned and (ii) 2,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.
(15)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (6)-(14).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2017, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2017 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	398,833	(2)	$136.44	1,599,110	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	398,833		$136.44	1,599,110

(1)	See Note 8 to the consolidated financial statements included in our 2017 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)	Composed of 1,112,365 shares reserved for issuance under the 2014 Plan and 486,745 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (referred to as the ESPP). An aggregate of 5,571 shares of Common stock were purchased under the ESPP in 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is grounded by the guiding principle that compensation should be highly dependent upon long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our executive leadership team to stay solidly focused on long-term performance. We have generated a compounded annual growth rate for total shareholder return of 19.3% over the last 25 years.

Our compensation philosophy is unique in comparison to other companies because of our approach to long-term incentives. All of the restricted shares we have granted to 59 leaders throughout the Company, including our NEOs, vest upon reaching retirement age (usually 62 or older). Vesting may also occur at an even later date for those who extend their careers beyond age 62. This means that our key leaders will not know the value and cannot realize the value of their equity awards until they have spent their career with the Company. We believe granting restricted stock effectively balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

The Company began granting restricted stock awards to a variety of leaders in 1997. As it relates to our NEOs, none of their restricted share awards have ever vested. On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 11 years and, due to the cliff-vesting upon retirement, will not begin to vest until 2022 for the Chairman & CEO and not until 2045 for the President. This long-term vesting demonstrates the distinct nature of this program and the long-term perspective that is at the core of the Company’s compensation philosophy. Based on a review of vesting terms for data provided by Equilar of the population of companies referred to in the table below, the duration of our cliff-vesting period is unique to Watsco.

This compensation discussion and analysis (referred to as CD&A) explains our executive compensation program for our NEOs listed below. It also describes the Compensation Committee’s process for making pay decisions in 2017.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	45
Aaron J. (A.J.) Nahmad	President	12
Barry S. Logan	Senior Vice President & Secretary (SVP)	25
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	19

2017 Business Performance. Watsco produced another year of record performance:

•	Total shareholder return for 2017 was 18.43%.

•	Operating cash flow increased 9% to a record $307 million (118% of net income).

•	Dividend payments increased 29%.

•	2017 marked our 43rd consecutive year of dividend payouts.

•	Earnings per share increased 13% to a record $5.81.

•	Sales increased 3% to a record $4.3 billion.

•	Operating income improved 2% to a record $354 million.

•	We raised our ownership interest from 70% to 80% in one of our joint ventures with Carrier Corporation.

•	We purchased a 35% ownership interest in Russell Sigler, Inc., one of the nation’s largest HVAC distributors.

•	A variety of Watsco customer-obsessed technologies continued to gain adoption in the marketplace.

Philosophy, Culture & Performance

Compensation Philosophy. We measure success by our ability to create shareholder value over significantly long periods of time. The vision and leadership of our entrepreneurial business leaders are at the core of our performance and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate and retain high-caliber talent. Accordingly, our compensation program is designed to reward our leadership with an emphasis on long-term commitment and performance.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including our NEOs, we maintain a pay-for-performance culture that provides for a variety of potential rewards. Our stock-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan, and the granting of stock options and restricted stock awards based on individual merit and measures of performance. The stock-based compensation plans are designed to promote long-term performance, develop and retain high-caliber talent, and foster an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is unique because an employee’s restricted shares vest entirely at the end of his or her career (at retirement age of 62 or later), subjecting such awards to significant market, performance, and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. As noted above, for our Chairman & CEO, the President, and other NEOs, the primary component of long-term incentive compensation is restricted stock. This method has been consistent over the Company’s history and is rooted in the principle that long-term, stock-based compensation is the most effective method to align the interests of executives with those of shareholders. To be fully effective and long-term focused, the Company’s stock awards have cliff-vesting upon retirement so that executives have the opportunity to build wealth, while facing significant risks over the vesting period. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. This program also extends beyond the NEOs to 55 other key leaders.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively ties together the development of employee wealth and shareholder wealth. The program also serves as an important method to retain key leaders for the duration of their working careers.

Overall Performance. Total shareholder return (referred to as TSR) measures share price appreciation plus the reinvestment of dividends. The Company views total shareholder return as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2017 is as follows:

Our 3-year, 5-year and 10-year TSR and the 25-year TSR of 19.3% in particular demonstrates the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture and the relative effectiveness of our compensation practices. Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2017	1,510
Number of these companies that exceed 10% 25-year CAGR for TSR	377
Number of these companies that exceed 15% 25-year CAGR for TSR	142
Watsco’s rank for TSR out of the 1,510 companies studied	#39

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	Vast majority of pay is performance-based, consisting of restricted stock with significantly long cliff-vesting periods.

•	Clawback policy.

•	Prohibition on short sales and hedging of the Company’s common stock.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than with the Chairman & CEO.

•	Cap on the value of equity compensation that may be earned by the Chairman & CEO and President.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Routine consultation with independent compensation advisors.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. In providing input regarding the other NEOs’ compensation, the Compensation Committee considers each NEO’s responsibilities, the overall financial performance of the Company, the performance of the department or function that such NEO leads, and their collective success in meeting the Company’s strategic priorities. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own independent of each individual’s performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to provide advice, relevant market data, and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules, received a letter from Pearl Meyer confirming its independence, and determined that no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Elements of Executive Compensation. Our executive compensation may consist of base salary, an annual cash incentive, and long-term incentive compensation awarded in the form of restricted shares of Class B common stock, the composition of which is determined annually. As described above, our core compensation philosophy focuses on long-term performance, which may result in a high proportion of compensation paid in restricted shares.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential, and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall collective assessment of all these factors. Additionally, neither base salary nor any other element of executive compensation is benchmarked at any particular level versus a peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the compensation philosophy of the Company, while retaining high-performing executives.

In 2016, our NEOs accepted voluntary salary reductions in response to a broader Company-wide strategy to reduce overall costs. For 2017, having achieved the intended savings, our NEOs’ respective pre-reduction salaries were reinstated on January 1, 2017. There were no other adjustments to NEO salaries in 2017, which are shown in the Summary Compensation Table.

Annual Cash Incentives. The Compensation Committee has determined that our NEOs’ eligibility for an annual cash incentive is as follows:

•

Our Chairman & CEO is not eligible for an annual cash incentive as the Compensation Committee has determined that the exclusive use of long-term incentive compensation best aligns our Chairman & CEO’s opportunities and risks with those of our shareholders.

•

Our President is eligible to receive an annual cash incentive following the independent determination and approval by our Compensation Committee. The amount of cash incentive (up to $450,000 in 2017) is based on the achievement of specified performance criteria established at the beginning of the applicable compensation year, which include: (a) measured progress related to technology adoption and usage by Watsco’s customers and employees across the enterprise, (b) improvement of inventory turns following the launch of various supply-chain technologies, (c) sales growth of certain product lines, and (d) the development and execution of a robust management succession plan. In 2017, the Compensation Committee approved the payment of an annual cash incentive to our President of $200,000 based on these performance criteria.

•

Our SVP and CFO are each eligible to receive a discretionary annual cash incentive as determined by our Chairman & CEO after review and consultation with the Compensation Committee. Some of the factors considered include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that person leads, and an assessment of his or her collective achievement of strategic priorities. For 2017, the CEO determined, and the Compensation Committee approved, discretionary cash incentives of $100,000 to each of our SVP and CFO.

Long-Term Incentive Compensation. Our long-term incentive compensation plan is administered through the 2014 Plan. As of December 31, 2017, the 2014 Plan had approximately 200 participants, including the NEOs. Awards may consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant, and (ii) awards of restricted stock that vest upon retirement (age 62 or later). For the NEOs, as described above, our philosophy is heavily weighted toward awards of restricted stock, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. For 2017, no stock options were awarded to the NEOs.

Restricted stock awards are subject to forfeiture until certain specified events occur (upon retirement at age 62 or later, death, long-term disability, or a change in control of the Company). Shares of restricted stock awarded include the right to vote and the right to receive dividends. Awards of restricted stock may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Generally, restricted shares of Class B common stock have been awarded as the Board considers long-term continuity, stability and consistency of culture as important long-term contributors to the Company’s future success. The Company also believes other stakeholders, including its largest vendor partners, are comforted by and have made long-term commitments to the Company as a result of this long-term continuity, stability, and consistency.

The grant date fair value of the award shown in the Summary Compensation Table is calculated at the date of grant (the NYSE-quoted market price of one share of Class B common stock multiplied by the number of shares awarded) and is amortized ratably over the period from the date of grant through the date of cliff-vesting. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards is at least 25% less, and may be as much as 50% less than the grant date fair value.

Restricted stock awards, while discretionary, are based upon the Company’s performance, as described below. For our Chairman & CEO and our President, the number of shares granted is based on the criteria and formula set forth below.

A summary of restricted stock awards currently held by our NEOs, including the range of years such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached as of December 31, 2017 is as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards(2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	2,215,053	1997 through 2017	October 2022 and 2026	6.1 years
Aaron J. Nahmad	—	92,090	2011 through 2017	October 2043 and 2045	26.1 years
Barry S. Logan	108,750	108,037	1997 through 2017	December 2024 and 2026	7.3 years
Ana M. Menendez	40,000	40,037	1999 through 2017	December 2026 and 2028	9.8 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A, none of which have vested due to the long-term duration of cliff-vest dates.
(2)	The scheduled vesting dates for the restricted shares generally represent our NEOs anticipated retirement age (age 62 or older).

Compensation & Long-Term Incentives for Our Chairman & CEO. Albert H. Nahmad has served as our Chairman & CEO since December 1972. His vision and entrepreneurship have been instrumental in our growth and success over the past 45 years, and his leadership continues to be of significant importance to our future performance.

The Chairman & CEO’s compensation is composed of base salary and a long-term incentive award of restricted shares contingent upon the attainment of specified performance criteria. From 2011 to 2015, his annual base salary was $1,100,000. Beginning in January 2016, in connection with the appointment of A.J. Nahmad as President and the re-assignment of certain day-today responsibilities, our Chairman & CEO’s base salary was reduced from $1,100,000 to $825,000. In 2016, Mr. Nahmad agreed to a further 20% voluntary reduction in salary to $660,000 in response to a broader-based cost reduction effort by the Company. The voluntary reduction was reinstated effective January 1, 2017.

The design of our Chairman & CEO’s long-term incentive compensation plan is simple and has remained virtually unchanged since it was initiated in 1997. His incentive compensation award is based on the performance of two fundamental metrics: (i) annual growth of earnings per share (referred to as EPS) and (ii) the year-over-year increase in Watsco’s stock price. If either increases, then he earns a restricted stock award. If neither increases, then he is not entitled to a restricted stock award in that year. As an example, no restricted stock awards were granted to our Chairman & CEO in 2007 or 2008 due to EPS and stock price performance at that time.

This long-term incentive compensation plan is intended to focus our Chairman & CEO’s active leadership and strategic vision over the long-term. EPS growth recognizes the importance of a proportional return on investment earned by shareholders and is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles, referred to as GAAP. We do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS. Common stock price appreciation is also a fundamental method of measuring value creation on a year-to-year basis, and reflects not only performance, but other assessments made by shareholders related to the quality and nature of the enterprise. Because our Chairman & CEO receives long-term incentive compensation only if at least one of the foregoing metrics improves, receipt of this compensation requires that the Company and all of its shareholders do well.

To be eligible to receive a long-term incentive award, our Chairman & CEO must be employed for the entire year unless the Compensation Committee specifically determines otherwise. The Compensation Committee determines the performance criteria each year within the first 90 days of the calendar year and formalizes such criteria as an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to as the Employment Agreement), which was filed with the SEC as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and incorporated herein by reference.

The design of our Chairman & CEO’s 2017 long-term incentive program was as follows:

EPS growth

$91,350 in value is awarded for each one cent of growth in the Company’s EPS over the prior year, plus

Common stock price growth

(i) Zero in value if the NYSE quoted price of Watsco’s Common stock did not exceed $148.12* on December 31, 2017, or

(ii) $1,680 in value awarded for each one cent of increase in the NYSE quoted price of Watsco’s Common stock over the prior year (if less than $177.74#), or

(iii) $2,520 in value is awarded for each one cent of increase in the NYSE quoted price of Watsco’s Common stock over the prior year (if greater than $177.74#)

*	represents the closing price of Watsco’s Common stock at December 31, 2016.
#	represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2016.

The Employment Agreement sets forth that long-term incentives, if any, will be awarded in the form of restricted Class B common shares. The maximum amount of long-term incentive that our Chairman & CEO could be awarded in 2017 was limited to $20 million. Although such awards are presented in the Summary Compensation Table at grant date fair value, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less and may be as much as 50% less than the grant date fair value.

For 2017, Watsco’s annual EPS increased from $5.15 per share in 2016 to $5.81 per share in 2017, and the price of its Common stock increased from $148.12 to $170.04, as of December 31, 2017. Based on the performance criteria factors set forth above, the calculated gross value of the 2017 long-term incentive award earned by our Chairman & CEO was $9.7 million. However, Mr. Nahmad elected to waive the portion of his long-term incentive arising from the tax benefit recognized by the Company upon the passage of the Tax Cuts and Jobs Act of 2017 on December 22, 2017. As a result, his award was reduced by $2.5 million to gross value of $7.2 million (42,871 restricted Class B Common shares) as reflected in the Summary Compensation Table. The restricted share award for 2017 is scheduled to cliff-vest on October 15, 2026 and is subject to forfeiture prior to this date as set forth in the restricted stock agreements. Mr. Nahmad also received $11.00 in lieu of fractional shares.

Compensation & Long-Term Incentives for Our President. On January 15, 2016, A.J. Nahmad was promoted to the position of President. Under his direction and leadership, Watsco began in 2012 to actively increase its investment in a number of scalable technologies to further strengthen its leadership position in the HVAC/R marketplace and to introduce new technologies that have far-reaching potential. His promotion to President acknowledged his leadership and recognized the importance of the successful execution and adoption of these technological innovations across the Watsco enterprise. His promotion was also considered an important event for the Company in terms of management succession with the goal of achieving long-term, generational continuity and consistency of Watsco’s unique culture.

Our President’s 2017 compensation program included: (i) a base salary of $650,000, (ii) eligibility for an annual cash incentive of up to $450,000 contingent upon achieving the operational and technology-related objectives described above, of which $200,000 was earned in 2017, and (iii) eligibility for a long-term incentive award in the form of Class B common stock contingent upon the attainment of specified performance criteria described below. The equity-based award, if any, is split into two components: (a) 75% of the amount of the award to be issued immediately as Class B restricted stock with cliff-vesting at age 62 or later, and (b) 25% of the amount of the award to be issued as restricted stock units (RSUs) that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance measured at the end of a three-year period. The maximum amount of long-term incentive that our President could be awarded in 2017 was limited to $8 million.

For 2017, the President’s equity-based incentive was as follows:

EPS growth

$39,150 in value is awarded for each one cent of growth in the Company’s EPS from the prior year, plus

Common stock price growth

(i) Zero in value if the NYSE quoted price of Watsco’s Common stock did not exceed $148.12* on December 31, 2017, or

(ii) $720 in value is awarded for each one cent of increase in the NYSE quoted price of Watsco’s Common stock from the prior year (if less than $177.74#), or

(iii) $1,080 in value is awarded for each one cent of increase in the NYSE quoted price of Watsco’s Common stock from the prior year (if greater than $177.74#)

*	represents the closing price of Watsco’s Common stock at December 31, 2016.
#	represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2016.

Based on the performance criteria factors set forth above, the calculated gross value of the 2017 performance long-term-incentive award earned by our President was $4.2 million. However, Mr. Nahmad elected to waive the portion of his long-term incentive compensation arising from the tax benefit recognized by the Company upon the passage of the Tax Cuts and Jobs Act of 2017 on December 22, 2017. As a result, his award was reduced by $1.1 million to a gross value of $3.1 million including: (i) an award of $2,328,818 consisting of 13,779 shares of restricted Class B common shares that are scheduled to cliff-vest on October 17, 2043 (his estimated retirement date) and $167 in lieu of fractional shares, and (ii) RSUs valued at $776,273 that may result in the issuance of Class B restricted shares on December 31, 2020 (the measurement date) depending upon the three-year average annual performance of Watsco’s share price as follows:

Average Annual Three-Year Increase in Watsco’s Share Price (2018 through 2020)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

The Compensation Committee has discretion to determine the RSU conversion factor based on achieved growth rates between the thresholds of 0% to 10% and 10% to 20%. Restricted shares of Class B common stock, if any, issued pursuant to this award will cliff-vest on October 17, 2043, and are subject to the terms, conditions and risks of forfeiture contained in the related restricted stock agreements. Although restricted shares granted in 2017 are presented in the Summary Compensation Table at grant date fair value, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards is at least 25% less, and may be as much as 50% less than the grant date fair value.

Long-Term Incentives for our Other NEOs. For our other NEOs, the Chairman & CEO considers and recommends discretionary restricted share grants, which are subject to the review and approval of the Compensation Committee. The decision to grant restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria, together with the overall performance of the Company:

•	the individual’s personal contribution toward Company performance and overall achievements,

•	current levels of equity held by such NEO in comparison to other NEOs,

•	the NEO’s role and tenure with the Company,

•	the NEO’s prospective retirement age (which is generally when vesting occurs), and

•	the compensation cost of the awards to the Company.

In 2017, the Compensation Committee approved a discretionary award of 3,000 restricted shares of Class B common stock to both Ms. Menendez, our CFO, and Mr. Logan, our SVP.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees.

Company Airplane. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 60 hours during 2017), and the value of such use is included in his annual compensation. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine our Chairman & CEO’s personal use of the aircraft. The value of the personal use of the Company aircraft reported as compensation to our Chairman & CEO is determined following the Internal Revenue Service guidelines, which may be different than the Company’s aggregate incremental cost of such use.

Pension Plans. We do not provide a defined benefit pension plan or supplemental executive retirement plan.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO’s Employment Agreement.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company has the ability to require that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation in the event of a material restatement of the Company’s financial statements or if the NEOs engaged in fraud or criminal misconduct related to the Company or its business.

Stock Option Backdating & Repricing. We do not and have not backdated or repriced stock option awards.

Hedging of Shares Prohibited. We do not permit and have not permitted short sales or transactions using derivatives of our common stock, including hedging transactions.

Certain Tax Considerations. Under Section 162(m) of the Internal Revenue Code (referred to as Section 162(m)), public companies may generally not take a tax deduction for nonperformance-based compensation, and, effective January 1, 2018, for performance-based compensation in excess of $1.0 million paid to named executive officers, including the Chairman & CEO or any of the next three most highly compensated officers. However, performance-based compensation payable pursuant to contracts entered into prior to November 2, 2017 does not count against the $1.0 million deduction limit. Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee intends to monitor compensation levels and the deduction limitation.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast non-binding advisory votes to approve the executive compensation of our NEOs. In 2017, we presented our shareholders with a non-binding advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voting separately voted in favor of the proposal (82% of the combined votes cast). The Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this Compensation Discussion and Analysis, when considering executive compensation arrangements, including any changes to the executive compensation program. The next non-binding advisory vote to approve the executive compensation of our NEOs will be held on June 4, 2018 at our upcoming annual meeting. Please see Proposal 2 contained in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee during 2017 was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our named executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
Jason Epstein
George P. Sape

COMPENSATION TABLES

2017 Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (3) Chief Executive Officer	2017	$725,000	—	$7,245,199	$11	$195,586	$8,165,796
	2016	$660,000	—	$10,093,134	$96	$147,495	$10,900,725
	2015	$1,077,096	—	$7,000,022	$118	$134,309	$8,211,545

Aaron J. Nahmad (4) President	2017	$650,000	$200,000	$2,328,651	$167	$4,050	$3,182,868
	2016	$485,507	$382,500	$4,065,639	$50	$3,975	$4,937,671
	2015	$259,740	—	$1,250,000	—	$3,975	$1,513,715

Barry S. Logan (4) Senior Vice President	2017	$435,000	$100,000	$414,360	—	$4,050	$953,410
	2016	$391,500	$100,000	$231,756	—	$3,975	$727,231
	2015	$430,471	—	—	—	$3,975	$434,446

Ana M. Menendez (4) Chief Financial Officer	2017	$350,000	$100,000	$448,860	—	$4,050	$902,910
	2016	$315,000	$100,000	$231,756	—	$3,975	$650,731
	2015	$346,356	—	—	—	$3,975	$350,331

(1)	The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2017 restricted stock awards to be included in the Company’s annual financial results is approximately $741,000 for Albert H. Nahmad’s restricted stock award (vesting date is October 15, 2026), $87,000 for Aaron J. Nahmad’s restricted stock awards (vesting date is October 17, 2043) $43,000 for Barry Logan’s restricted stock award (vesting date is December 14, 2026) and $39,000 for Ana Menendez’s restricted stock award (vesting date is December 2, 2028). Although such awards are presented in the Summary Compensation Table at grant date fair value, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less, and may be as much as 50% less than the grant date fair value. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2017 Annual Report on Form 10-K.
(2)	Represents the cash value of fractional shares earned in connection with an annual incentive award.
(3)	For Albert H. Nahmad, “all other compensation” in 2017 included (i) $4,050 related to the 401(k) Plan matching contribution, (ii) $24,148 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others, and (iii) $167,388 related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement.
(4)	For Aaron J. Nahmad, Mr. Logan and Ms. Menendez, “all other compensation” comprises 401(k) Plan matching contributions.

Comparison of CEO Compensation to Total Shareholder Return. The following chart represents the comparison for the last five calendar years of (i) our Chairman & CEO’s total compensation as summarized in the Summary Compensation Table, (ii) compensation actually paid (consisting of his base salary) and (iii) total shareholder return for each of the last five calendar years. Actual realized compensation in the last five years is substantially lower while the Company continues to outperform on TSR.

2017 Grants of Plan-Based Restricted Stock Awards

This table discloses the number of restricted stock awards granted to our NEOs during 2017 and the grant date fair value of these awards. No stock options were granted to our NEOs during 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(4)
Albert H. Nahmad	12/31/17	—	—	—	—	—	—		42,871	(1)	$7,245,199
Aaron J. Nahmad	12/31/17 12/31/17	— —	— —	— —	— 0	— —	— 9,186	(4)	13,779 —	(1)	$2,328,651 —
Barry S. Logan	06/05/17	—	—	—	—	—	—		3,000	(2)	$414,360
Ana M. Menendez	06/15/17	—	—	—	—	—	—		3,000	(2)	$448,860

(1)	Represents the 2017 long-term incentive award for our Chairman & CEO and our President. For further information, see the discussion in the CD&A above.
(2)	Represents the discretionary issuance of restricted shares of Class B common stock to each of the NEO’s (other than the Chairman & CEO and President) based on 2016 performance.
(3)	The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2026 for Albert H. Nahmad, October 17, 2043 for Aaron J. Nahmad, December 14, 2026 for Barry S. Logan and to December 2, 2028 for Ana M. Menendez. Annual expense to be included in the Company’s financial results in prospective years is approximately $741,000 for Albert H. Nahmad’s restricted stock award, $87,000 for Aaron J. Nahmad’s restricted stock awards, $43,000 for Barry S. Logan’s restricted stock award and $39,000 for Ana M. Menendez’s restricted stock award. Although such awards are presented in the above table at grant date fair value, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less, and may be as much as 50% less than the grant date fair value.
(4)	Represents 25% of our President’s 2017 equity-based incentive award that may be issued on December 31, 2020 in Class B restricted shares dependent upon the Company’s stock price performance measured at the end of a three-year period.

Outstanding Equity Awards at December 31, 2017

The following table summarizes stock awards outstanding at December 31, 2017 for the NEOs. All such awards represent restricted stock. There were no stock option awards outstanding for the NEOs at December 31, 2017.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Albert H. Nahmad	2,172,182	$367,098,758
Aaron J. Nahmad	78,311	$13,234,559
Barry S. Logan	216,787	$36,750,103
Ana M. Menendez	80,037	$13,567,853

(1)	The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2017, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon death, disability or upon a change in control of the Company.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. In the event that vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2017, along with the amount of unrecognized share-based compensation that would be recognized. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$374,343,957	$58,569,491
Aaron J. Nahmad	—	$15,563,210	$9,996,592
Barry S. Logan	—	$33,349,303	$2,722,886
Ana M. Menendez	—	$9,316,853	$2,150,119

(1)	This value is based on the closing prices on the NYSE for a share of our Common stock and Class B common stock on December 31, 2017, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), would result in significant tax benefits for the Company.
(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2017. The methodology used to identify the median employee, as well as compensation measure used for this analysis, are described below.

Identification of Median Employee

We selected December 31, 2017 as the date for identifying our median employee. For the purpose of identifying the median employee, we included all active employees (excluding the CEO) as of December 31, 2017, which consisted of 5,245 individuals, with 4,712 employees located in the U.S. and 533 located outside of the U.S. We then excluded our 206 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2017 comprised of base salary, bonus, commissions, and other cash payments including auto allowance, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2017. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2017. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table (see page 26 of this proxy statement).

The 2017 total annual compensation of our CEO was $8,165,796 and the median employee, excluding our CEO, was $50,054, resulting in a ratio of 163:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all of the countries in which we operate whether it be a senior management level position or hourly job at one of our 563 locations. By doing so, we believe we maintain a high-quality, more stable workforce.

Supplemental Pay Ratio Disclosure

The required compensation measure used for our CEO and included in the pay ratio above does not represent his annual cash compensation. As described in the section titled “Compensation & Long-Term Incentives for Our Chairman & CEO” beginning on page 21 of this Proxy Statement, total compensation includes the grant date fair value of $7,245,199 for a restricted stock award that does not vest until 2026. Excluding this restricted stock award, the annual cash compensation of our CEO was $920,586, and the pay ratio of our CEO to our median employee was 18:1.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated the following persons for election as members of our Board of Directors at the 2018 annual meeting of shareholders.

Name	Term Expiring
Common stock
Steven Rubin	2019 annual meeting of shareholders
George P. Sape	2021 annual meeting of shareholders

Class B common stock
Brian E. Keeley	2019 annual meeting of shareholders
Aaron J. Nahmad	2021 annual meeting of shareholders
Albert H. Nahmad	2021 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2—NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation, which is focused on the Company’s long-term value, has a proven record of effectively driving the Company’s performance as a result of the continued leadership of these named executive officers and believes that it will assist us in retaining our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed KPMG as our independent registered public accounting firm for the 2018 fiscal year. KPMG has served as Watsco’s independent registered accounting firm since 2009. In selecting KPMG as the Company’s independent registered accounting firm for 2018, the Audit Committee considered a number of factors, including:

•	the professional qualifications of KPMG, the lead audit partner, and other key engagement personnel.

•	KPMG’s independence and its processes for maintaining its independence.

•	KPMG’s depth of understanding of Watsco’s business, accounting policies and practices, and internal control over financial reporting.

•	the appropriateness of KPMG’s fees for audit and non-audit services.

•	the results of KPMG’s most recent PCAOB inspection report.

•	the results of management’s and the Audit Committee’s annual evaluations of the qualifications, performance and independence of KPMG.

Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the appointment of KPMG to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from KPMG is expected to attend the 2018 annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer questions, if any.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM FOR THE 2018 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by KPMG for the years ended December 31, 2017 and 2016. There were no audit-related fees or other fees billed to us by KPMG for the years ended December 31, 2017 and 2016.

Year	Audit Services	Audit-Related Services	Tax Services	Other Non-Audit Services	Total
2017	$2,081,000	—	$231,000	—	$2,312,000
2016	$1,825,000	—	$148,000	—	$1,973,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by KPMG in 2017 or 2016.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related or Tax Service. There were no other non-audit services provided by KPMG in 2017 or 2016.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, Brian E. Keeley and George P. Sape. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2017, the Audit Committee formally met and held discussions with management, the Company’s VP of Internal Audit and Compliance, and KPMG, the Company’s independent registered public accounting firm, six times. In addition, members of the Audit Committee had numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed, together with management, internal auditors, and KPMG, the Company’s audited consolidated financial statements, interim financial statements, system of internal control over financial reporting, and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and KPMG, and throughout the year, routinely met outside of the presence of management with both internal audit and KPMG to discuss their respective audit results, evaluations of Watsco’s internal controls, and the overall quality of Watsco’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

AUDIT COMMITTEE

Denise Dickins, Chair Brian E. Keeley George P. Sape

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Senior Vice President and Secretary
April 27, 2018

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2018 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders of the Company to be held at the University Club, 1 West 54th Street, New York, New York 10019 on Monday, June 4, 2018, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ALL [ ] WITHHOLD ALL [ ] FOR ALL EXCEPT [ ] To elect Steven Rubin as a Common stock director until the Annual Meeting of Shareholders in 2019 and to elect George P. Sape as a Common stock director until the Annual Meeting of Shareholders in 2021, or until their respective successors are duly elected and qualified, except for the following nominee(s) (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters, which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2017 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 27, 2018.

Date:	, 2018

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2018 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders of the Company to be held at the University Club, 1 West 54th Street, New York, New York 10019 on Monday, June 4, 2018, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ALL [ ] WITHHOLD ALL [ ] FOR ALL EXCEPT [ ] To elect Brian E. Keeley as a Class B common stock director until the Annual Meeting of Shareholders in 2019 and to elect Aaron J. Nahmad and Albert H. Nahmad as Class B common stock directors until the Annual Meeting of Shareholders in 2021, or until their respective successors are duly elected and qualified, except for the following nominee(s) (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2017 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 27, 2018.

Date:	, 2018

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.